[LETTERHEAD OF KANE REECE ASSOCIATES, INC.]


         March 11, 1996

                                            VIA FEDEX

         Mr. Michael K. Menerey
         Chief Financial Officer
         Falcon Holding Group, L.P.
         474 South Raymond Avenue, Suite 200
         Pasadena, CA  91105

         Dear Mr. Menerey:

         In accordance with your authorization, Kane Reece Associates, Inc. ("Kane Reece" or the "appraisers") has made an investigation and valuation of the cable television assets of Falcon Cable Systems Company ("FCSC") and each of its seven regions (the "Regions"). The purpose of this letter is to pro-vide a summary of our findings.

         This valuation study was conducted to determine the fair market value of 100% of FCSC's and each of the Region's assets as of December 31, 1995. The appraisal was conducted pursuant to
         Section 3.14 of the FCSC Partnership Agreement as Amended and Restated. This is the sole purpose of this appraisal.

         Fair market value, as used herein, is defined as the price, in cash or equivalent, that a buyer could reasonably be expected to pay and a seller could reasonably be expected to accept, if the property were exposed for sale on the open market for a reasonable period of time, both buyer and seller being in possession of the pertinent facts, and neither being under compulsion to act, as of a certain date.

         Our methodology for determining the fair market value of any CATV property incorporates an assessment of the potential revenues and cash flows the property will generate over an appropriate investment term and the likely appreciation in value of the property over that term. We corroborate this cal-culated economic valuation with an analysis of recent sales of comparable properties to the extent available and relevant.

         As part of the research required for our study, the appraisers were furnished materials on historical and prospective operations. We have also consulted recognized sources of financial and industry information, visited each Region area to physically inspect facilities and the service area and inter-viewed management.

         Kane Reece and the report to follow comply with the appraisal standards set forth in the Uniform Standards of Professional Appraisal Practice and those promulgated by the American
         Society of Appraisers.





         Mr. Michael K. Menerey
         March 11, 1996
         Page 2



         Based upon our investigation and valuation to be described in the report to follow and subject to the Limiting and General Service Conditions attached, it is Kane Reece's opinion that the fair market value of 100% of FCSC's and each Region's assets as of December 31, 1995 were:


                   FCSC                        $245,290,000
                                               ============
                   Regions:

                      Gilroy, CA                $68,000,000
                                                ===========
                      Hesperia, CA              $35,230,000
                                                ===========
                      San Luis Obispo, CA       $22,960,000
                                                ===========
                      Tulare, CA                $25,690,000
                                                ===========
                      Central, OR               $25,120,000
                                                ===========
                      Dallas, OR                $26,390,000
                                                ===========
                      Coos Bay/Florence, OR     $41,900,000
                                                ===========


         Attached for your information is a schedule showing various operating statistics and selected factors considered in the formation of the appraiser's opinions of value. Kane Reece reserves the right to modify these conclusions, due to new information, prior to the release of its final report, that in its sole discretion deems material.

         Respectfully submitted,

         KANE REECE ASSOCIATES, INC.

         /s/ Kane Reece Associates, Inc.







                     LIMITING AND GENERAL SERVICE CONDITIONS


         1) We were provided certain financial and operating data by management and we have relied on this information without independent analysis or verification by Kane Reece Associ-ates, Inc.

         2) Kane Reece Associates, Inc. is not responsible for the impact of economic events occurring after the date of this report and we have no obligation to update this report unless subsequently engaged to do so.

         3) We have made no investigation of, and assume no responsi-bility for, the title to the assets appraised nor for any undisclosed liabilities of the subject company.

         4) All statements in this appraisal are based on the best knowledge and belief of Kane Reece Associates, Inc.

         5) Neither Kane Reece Associates, Inc. nor any of its employees has any present or contemplated financial inter-est in the appraised entity, and we certify the compensa-tion received for this study is in no way contingent upon the valuation conclusions.

         6) Kane Reece Associates, Inc. is not required to give testi-mony in court, or be in attendance during any hearings or depositions, with reference to the company being appraised, unless previous arrangements have been made.

         7) This appraisal is valid only for the purpose(s) stated herein, and no one may rely on the report for any other purpose(s) and is valid only for the appraisal date or dates specified herein. You may show our report in its entirety to those third parties who need to review the information contained therein. You agree to hold Kane Reece Associates, Inc., harmless from any liability, including attorneys' fees, damages or cost which may result from any improper use or reliance by you or third parties. No reference to our name or our report, in whole or in part, in any document you prepare and/or distribute to third parties may be made without our prior written consent. We will maintain the confidentiality of all con-versations, documents provided to us, and the contents of our reports, subject to legal or administrative process or proceedings. These conditions can be modified only by written documents executed by both parties.

         KANE REECE ASSOCIATES, INC.

         399 Thornall Street
         Metro Park, NJ  08837-2236
         (908) 494-3700




  FALCON CABLE SYSTEMS COMPANY             KANE REECE ASSOCIATES, INC.
  VALUATION SUMMARY                        VALUATION DATE:  DECEMBER 31, 1995


  ($000 except where indicated)

     REGION:                     GILROY   HESPERIA       SLO    TULARE   CENTRAL

  Homes Passed                    56,219    28,280    26,138    41,053    26,355

  EBU's                           33,491    19,310    15,973    15,563    14,609
     %                             59.6%     68.3%     61.1%     37.9%     55.4%

  Pay Units                       13,070     8,366     3,773     7,110     5,505
     Pay/EBU                       39.0%     43.3%     23.6%     45.7%     37.7%

  Plant Miles                      664.7     678.0     408.9     675.9     660.3
     Density                        84.6      41.7      63.9      60.7      39.9

  1996 Cash Flow                  $7,700    $4,267    $2,768    $3,082    $2,594

  Franchise Exp.                   97-98    2006-8   99-2006     95-98 2005-2007

  CapEx Total (10 yr)            $20,083   $18,187    $8,995   $15,882    $6,233
     Per Home ($)                   $357      $643      $344      $387      $236

  Income Approach:             $67,670.0 $34,740.0 $22,480.0 $25,280.0 $25,080.0
     Per EBU ($)                  $2,021    $1,799    $1,407    $1,624    $1,717
     CF Multiple                     8.8       8.1       8.1       8.2       9.7

  Market Approach:
     Sub Multiple ($): $1,850    $61,958   $35,724   $29,550   $28,792   $27,027
     CF Multiple:         9.6     73,916    40,964    26,575    29,586    24,902

  Conclusions:
     Market Approach             $70,927   $39,654   $27,319   $29,388   $25,433

     Income Approach             $67,670   $34,740   $22,480   $25,280   $25,080

     CONCLUSION                  $67,996   $35,231   $22,964   $25,691   $25,115
          Rounded                $68,000   $35,230   $22,960   $25,690   $25,120
                                 -------   -------   -------   -------   -------

  Per EBU ($)                     $2,030    $1,824    $1,437    $1,651    $1,719
  CF Multiple                        8.8       8.3       8.3       8.3       9.7



               COOS BAY/
     DALLAS     FLORENCE        TOTAL

     23,770       31,489      233,304

     17,736       22,898      139,580
      74.6%        72.7%        59.8%

      7,139        7,771       52,734
      40.3%        33.9%        37.8%

      466.6        576.2      4,130.5
       50.9         54.7         56.5

     $3,332       $4,791    $28,533.9

    99-2002      96-2004          n/a

    $11,102       $9,272      $89,753
       $467         $294         $385

   $25,740.0   $41,550.0   $242,540.0
     $1,451       $1,815       $1,738
        7.7          8.7          8.5


    $32,812      $42,361     $258,223
     31,987       45,996      273,926


    $32,193      $45,087     $270,000

    $25,740      $41,550     $242,540

    $26,385      $41,904     $245,286
    $26,390      $41,900     $245,280
    -------      -------     --------

     $1,488       $1,830       $1,761
        7.9          8.7          8.6